Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Michael C. Gazmarian
Vice President, Chief Financial Officer and Treasurer
Insteel Industries, Inc.
(336) 786-2141, Ext. 3020

INSTEEL INDUSTRIES ANNOUNCES ADDITION OF

G. KENNEDY THOMPSON TO ITS BOARD OF DIRECTORS

MOUNT AIRY, N.C., September 6, 2017 – Insteel Industries, Inc. (NasdaqGS:IIIN) today announced that G. Kennedy Thompson has been appointed to its board of directors.

Mr. Thompson has been a partner at Aquiline Capital Partners LLC, a New York-based private equity firm, since 2009. Prior to joining Aquiline, he was Chairman, President and Chief Executive Officer of Wachovia Corporation from 1999 to 2008. Mr. Thompson previously served in numerous financial industry leadership positions, including Chairman of The Clearing House, The Financial Services Roundtable and The Financial Services Forum, and President of the Federal Advisory Council of the Federal Reserve Board. He also currently serves as a director of LendingTree, Inc. and Pinnacle Financial Partners, Inc., and as a trustee of the Morehead-Cain Foundation.

“We are delighted to welcome Ken to our board,” said H.O. Woltz III, Insteel’s president and CEO. “His extensive background in the financial industry and public company leadership experience will be a valuable addition to our board and we look forward to his future contributions.”

About Insteel

Insteel is the nation’s largest manufacturer of steel wire reinforcing products for concrete construction applications. Insteel manufactures and markets prestressed concrete strand and welded wire reinforcement, including engineered structural mesh, concrete pipe reinforcement and standard welded wire reinforcement. Insteel’s products are sold primarily to manufacturers of concrete products that are used in nonresidential construction. Headquartered in Mount Airy, North Carolina, Insteel operates ten manufacturing facilities located in the United States.

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1373 BOGGS DRIVE, MOUNT AIRY, NC 27030/PHONE: (336) 786-2141/FAX: (336) 786-2144

WWW.INSTEEL.COM